Exhibit 10.6

CONFORMED COPY

CATERPILLAR INC.,

as Back-up Manager

UCO COMPRESSION 2005 LLC,

as Issuer,

and

UNIVERSAL COMPRESSION, INC.,

as Manager

Dated as of October 28, 2005

ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF UCO COMPRESSION 2005 LLC HAS BEEN ASSIGNED TO AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF OCTOBER 28, 2005, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

BACK-UP MANAGEMENT AGREEMENT

THIS BACK-UP MANAGEMENT AGREEMENT, dated as of October 28, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this Agreement”), is entered into by and among CATERPILLAR INC., a corporation organized under the laws of the state of Delaware (the “Back-up Manager” or “Caterpillar”), UCO COMPRESSION 2005 LLC, a limited liability company formed under the laws of the state of Delaware (the “Issuer”), and UNIVERSAL COMPRESSION, INC., a corporation organized under the laws of the State of Texas (the “Manager” or “UCI”).

RECITALS

WHEREAS, the Issuer is the owner of the Owner Compressors; and

WHEREAS, the Issuer and the Manager have entered into the Management Agreement, dated as of October 28, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Management Agreement”), a copy of which is attached hereto as Exhibit ”A”, pursuant to which the Manager agreed, inter alia, to operate and contract or sub-contract the Owner Compressors in a manner consistent with any Other UCI Compressors; and

WHEREAS, the Back-up Manager desires to serve as a back-up manager with respect to the Owner Compressors; and

WHEREAS, the Issuer desires to engage the Back-up Manager to act as back-up manager with respect to the Owner Compressors; and

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning assigned to such terms in Appendix A to the Indenture, dated as of October 28, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as indenture trustee (together with its successors and assigns, the “Indenture Trustee”), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement, provided that any amendment to the Indenture, Appendix A thereto or any other Related Document (other than as set forth below) shall not be binding on the Back-up Manager to the extent such amendment would serve to expand the Back-up Manager’s obligations or liabilities hereunder or thereunder or modify any of the rights of the Back-up Manager hereunder or thereunder, including without limitation, its rights to fees, without the prior written consent of the Back-up Manager; provided, however, notwithstanding anything contained herein to the contrary, the parties shall not amend the Management Agreement or terms in Appendix A (to the extent any terms are used in the Management Agreement and such amendment would result in an adverse effect on the Back-up Manager) without obtaining the prior written consent of the Back-up Manager; otherwise, terms defined herein shall have the following meanings, and the definitions of such terms shall be equally applicable to the singular and plural forms of such terms:

“Back-up Manager Fee” means an amount equal to the amount set forth in that separate fee letter agreement dated as of even date herewith by and among the Manager, the Back-up Manager and the Issuer, as it may be amended, modified or supplemented from time to time with the written consent of the Requisite Global Majority.

“Back-up Manager Indemnified Party” shall have the meaning set forth in Section 6.1 hereof.

“Back-up Manager Termination Notice” shall have the meaning set forth in Section 4.1 hereof.

“Claim” shall have the meaning set forth in Section 6.1 hereof.

“Indemnified Party” shall have the meaning set forth in Section 6.2 hereof.

“Management Replacement Date” shall mean the earlier of (a) ninety (90) days after delivery and receipt of a Manager Termination Notice specifying a Manager Default; and (b) the date which the Back-up Manager assumes in writing all of the duties of the Manager under the Management Agreement except as modified as set forth in Exhibit ”B” to this Agreement.

“Schedule A” shall mean, with respect to any Owner Compressor, the respective Schedule A attached to the form of master equipment agreement relating to providing contract compression services for such Owner Compressors.

“Status Report” shall have the meaning set forth in Section 3.3(c) hereof.

“Systems Data” shall have the meaning set forth in Section 2.2(b) hereof.

“Transition Plan” shall have the meaning set forth in Section 2.2(a) hereof.

ARTICLE II

APPOINTMENT OF BACK-UP MANAGER

SECTION 2.1                                                                  The Issuer hereby appoints Caterpillar as the initial Back-up Manager, and the Back-up Manager, in executing this Agreement, hereby accepts such appointment on the terms and conditions set forth in this Agreement. Other than the duties specifically set forth in this Agreement, the Back-up Manager shall have no obligations hereunder, including, without limitation, to supervise, verify, monitor or administer the performance of the Manager or the Issuer. The Back-up Manager shall have no liability for any actions taken or omitted by the Manager or by the Issuer. The duties and obligations of the Back-up Manager shall be determined solely by the express provisions of this Agreement and, on the Management Replacement Date, except as otherwise set forth on Exhibit ”B” attached hereto and incorporated herein by reference for all purposes, the provisions of the Management Agreement are incorporated herein by reference and shall apply with the same force and effect as if such provisions were set forth in full herein to the extent provided in this Section 2.1; provided, however, no implied covenants or obligations shall be read into this Agreement or the Management Agreement against the Back-up Manager and provided, further, that the parties to the Management Agreement, and Appendix A, to the extent any terms in Appendix A are used in the Management Agreement, shall not amend the same without the prior written consent of the Back-up Manager. On the Management Replacement Date except as set forth in Exhibit B attached hereto and incorporated by reference for all purposes, the Back-up Manager shall be obligated under the Management Agreement as if it were the “Manager” thereunder. Notwithstanding anything contained in this Agreement or the Management Agreement to the contrary, including without limitation, Sections 5.2, 5.5 or 5.6 of the Management

Agreement, the Back-up Manager shall only be required to perform its obligations under the Management Agreement in accordance with the Services Standard and Applicable Law. Notwithstanding anything contained in this Agreement, the Management Agreement or any Related Document to the contrary, the Back-up Manager’s duties and obligations as Manager shall not arise until and unless the Back-up Manager has received the Manager Termination Notice pursuant to Section 405(a) of the Indenture.

SECTION 2.2                                                                  The parties agree as follows:

(a)                                 The Back-up Manager has delivered its transition plan (the “Transition Plan”) to the Issuer, the Deal Agent, each Series Enhancer, and the Rating Agencies, which Transition Plan describes, in summary detail, the steps which must be taken to transfer the management of the Owner Compressors from the Manager to the Back-up Manager. A copy of the Transition Plan is attached as Exhibit ”C” hereto and incorporated herein by reference for all purposes; and

(b)                                 The Back-up Manager and the Manager have agreed upon the form and substance of the systems data (including, without limitation, the maintenance schedule, the overhaul schedule, equipment location, billing, cash application, tax, UCC, and insurance information) and other information that the Back-up Manager will require in order to effectively execute the Transition Plan, including without limitation, any information regarding Users in respect of Owner Compressors needed to effectuate any remedy under Section 12.2 of the Management Agreement, and assume and perform the duties of the Manager under the Management Agreement (the “Systems Data”).

SECTION 2.3                                                                  As compensation for the Back-up Manager’s performance hereunder, the Manager will pay to the Back-up Manager on each Payment Date the Back-up Manager Fee. If UCI shall fail to pay such Back-up Manager Fee, the Back-up Manager shall be entitled to receive such fees from distributions from the Trust Account at the times, in the amounts and subject to the priorities of distribution set forth in the Indenture. Effective on the Management Replacement Date, the Back-up Manager shall be entitled to receive the Management Fee and Incentive Management Fee as compensation for its services hereunder and thereunder (and its entitlement to receive the Back-up Manager Fee shall cease at such time) at the times and in the amounts provided in the Management Agreement.

SECTION 2.4                                                                  The Manager and the Back-up Manager hereby each agree to cooperate with each other and each Series Enhancer in effecting (a) the termination of the responsibilities and rights of the Manager under the Management Agreement and (b) the transfer of the responsibilities and rights from the Manager to the Back-up Manager (or another Replacement Manager) under the Management Agreement, including, without limitation, the preparation, execution, and delivery of any and all documents and other instruments, the execution and delivery of assignments of financing statements, and the transfer to the Back-up Manager (or another Replacement Manager) for administration by it of all cash amounts which shall at the time be held by the Manager or thereafter received by the Manager with respect to the User Contracts and the Owner Compressors. Effective upon the delivery of a Manager Termination Notice, the Manager hereby agrees to transfer all Systems Data to the Indenture Trustee. Upon the Indenture Trustee’s receipt of direction from the Requisite Global Majority, the Indenture Trustee will deliver the Systems Data to the Back-up Manager and, if so directed, to each Series Enhancer. After the delivery of the Manager Termination Notice and on or prior to the Management Replacement Date, the Back-up Manager agrees to set up the ABS Lockbox Account. The Back-up Manager agrees to enter into any lockbox agreement and control agreement in connection with such ABS Lockbox Account as may be required by the Requisite Global Majority in its sole but reasonable discretion. Once the ABS Lockbox Account is established, the Manager and the Back-up Manager will cooperate with each other to contact all Users of the Owner Compressors and notify them of the change in payment address from the Lockbox Account to the ABS Lockbox Account. Effective on the Management Replacement Date, UCI hereby agrees to transfer to Back-up Manager (or another Replacement Manager) copies of all original master contract compression services agreements, originals (if available) of the Schedule A’s thereto or any other functional equivalent, and Contract Files and all Systems Data and copies of its electronic records and all other records, correspondence and documents relating to the User Contracts and the Owner Compressors in the manner and at such times as the Back-up Manager (or another Replacement Manager) shall reasonably request and do any and all other acts or things necessary or appropriate to effect the purposes of the termination of UCI as Manager and the assumption of the duties of the Manager by Caterpillar. The Manager hereby designates the Back-up Manager (or any other Replacement Manager) as its agent and attorney-in-fact, on and after the Management Replacement Date, to execute transfers of any agreements, documents or instruments which may be necessary or advisable to effect such transfer of the Manager’s responsibilities and rights hereunder; provided, that all reasonable expenses relating to such actions shall be paid by the Manager.

SECTION 2.5                                                                  [Intentionally Omitted].

SECTION 2.6                                                                  Nothing in the preceding provisions of this Agreement shall be interpreted as limiting or restricting any rights or remedies which the Issuer, the Indenture Trustee, the Deal Agent, any Series Enhancer, the Noteholders or any other Person would otherwise have at law or in equity on account of the breach or violation of any provision of this Agreement, or the Management Agreement, by the Manager or the Back-up Manager, including, without limitation, the right, subject to Sections 9.17 and 9.18 of this Agreement, to recover full and complete damages on account thereof and, to the extent not inconsistent with Section 12 of the Management Agreement, injunctive relief and specific performance.

SECTION 2.7                                                                  Upon termination of its obligations as Manager under the Management Agreement, the Manager agrees to cooperate with the Back-up Manager in those regions where the Back-up Manager does not maintain sufficient operations to service the Owner Compressors and, to the extent reasonably necessary in order to service and maintain the Owner Compressors as required under the Management Agreement, (a) make its facilities, equipment and vehicles in those regions available on an as needed, where needed basis, (b) with the consent of the employees, provide the Back-up Manager with an employee list which will contain job titles and contact information and to make such employees available for interviews with the Back-up Manager, and (c) provide for a right of first refusal to purchase the items set forth in clause (a) of this Section 2.7 at their appraised values but only to the extent such right of first refusal is permitted by all material agreements in effect as of the date of this Agreement to which UCI is a party.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.1                                                                  Subject to the provisions of Section 2.1, the Back-up Manager shall fully assume, from and after the Management Replacement Date, all of the rights (including, without limitation, rights to any S&A Fee, Operations Fee, Overhaul Fee, and a charge for Reimbursable Services under the Management Agreement), responsibilities, duties, and liabilities relating thereto placed on the Manager by the terms and provisions of the Management Agreement as though it were a party thereto as the Manager, provided, however, in no event shall the Back-up Manager be responsible or liable for any Claims arising out of or in connection with actions taken or not taken by the outgoing Manager, whether such actions were so taken or not taken prior to or following the Management Replacement Date.

SECTION 3.2                                                                  Following the occurrence of a Trigger Event, the Back-up Manager agrees to perform such additional diligence and verification duties as any Series Enhancer shall reasonably request that are designed to facilitate the goals of the Transition Plan. The costs and expenses of such diligence and verification shall be paid by the Manager following the Back-up Manager’s presentation of an invoice therefor.

SECTION 3.3                                                                  Within ninety (90) days after the end of each calendar year, prior to delivery of a Manager Termination Notice, the Back-up Manager and the Manager shall perform the duties and take the actions set forth below:

(a)                                 The Back-up Manager shall review the Transition Plan and, to the extent there are any material amendments or modifications necessary, it shall deliver an updated Transition Plan to the Issuer, the Deal Agent, any Series Enhancer, and the Rating Agencies;

(b)                                 The Back-up Manager and the Manager shall agree upon material amendments or modifications, if any, to the Systems Data;

(c)                                  The Back-up Manager shall review the maintenance schedule and the overhaul schedule of a random sample of twenty-five (25) Owner Compressors to ensure compliance with the Services Standard. The Back-up Manager shall provide a written report to the Deal Agent, the Issuer, the Indenture Trustee, each Series Enhancer, any Interest Rate Hedge Provider and the Manager setting forth any material discrepancies between the scheduled maintenance and scheduled overhauls and the actual maintenance and actual overhauls of the Owner Compressors (“Status Report”);

(d)                                 If the Manager disagrees with the Back-up Manager’s assessments provided in the Status Report or if the Manager has not resolved any material discrepancies between the scheduled maintenance and overhauls and the actual maintenance and overhauls of the Owner Compressors, the Back-up Manager agrees to (i) confer with the Manager to resolve such disagreements and/or discrepancies on or prior to the next succeeding Determination Date, and (ii) notify in writing the Deal Agent, the Indenture Trustee, and each Series Enhancer of the resolution or non-resolution thereof. The Manager hereby agrees to cooperate, at its own expense, with the Back-up Manager in reconciling any material discrepancies identified by the Back-up Manager in the Status Report. If such material discrepancy is not resolved, the Back-up Manager shall promptly notify the Indenture Trustee and each Series Enhancer of such non-resolution. Following such non-resolution, the Manager shall deliver to the Deal Agent, the Rating Agencies, each Series Enhancer, the Back-up Manager, any Interest Rate Hedge Provider and the Indenture Trustee no later than the next succeeding Payment Date a certificate describing the nature and cause of such material discrepancies; and

(e)                                  The Back-up Manager will make a site visit to the offices of the Manager for the purpose of reviewing the operations of the Manager. Such inspections shall be made upon the giving of reasonable advance notice and will be conducted during normal business hours and the reasonable out-of-pocket expenses of the Back-up Manager incurred in connection with such visit shall be paid by the Manager.

ARTICLE IV

TERM

SECTION 4.1                                                                  This Agreement shall continue in force with respect to all Owner Compressors until the earliest to occur of (a) the destruction, loss, sale, or other disposition of all Owner Compressors in accordance with the terms of the Related Documents, (b) the date on which the Indenture is discharged in accordance with its terms, or (c) the date on which the Indenture Trustee (acting at the written direction of the Requisite Global Majority), a Series Enhancer or the Manager (acting at the written direction of the Requisite Global Majority), terminates all rights and obligations of the Back-up Manager hereunder by delivery to the Back-up Manager of a notice of termination (the “Back-up Manager Termination Notice”) executed by the Indenture Trustee (at the written direction of the Requisite Global Majority).

SECTION 4.2                                                                  If a Back-up Manager Termination Notice is received by the Back-up Manager while it is performing its duties hereunder, the Back-up Manager agrees to cooperate with the Issuer, the Indenture Trustee, each Series Enhancer, and any Interest Rate Hedge Provider, the Replacement Manager or the successor Back-up Manager in effecting the termination of the Back-up Manager’s responsibilities and rights hereunder, including, without limitation, the transfer to the Replacement Manager or the successor Back-up Manager of all data then in the possession of the Back-up Manager.

SECTION 4.3                                                                  The Back-up Manager shall not resign from the obligations and duties hereby imposed on it as Back-up Manager except (a) with the prior written consent of the Requisite Global Majority, or (b) upon determination that the performance of its duties hereunder is no longer permissible under Applicable Law. Any such determination permitting the resignation of the Back-up Manager shall be evidenced by an opinion of counsel to the Back-up Manager to such effect delivered to each Series Enhancer and to the Rating Agencies. Upon the Back-up Manager’s resignation or termination pursuant to Sections 4.1 or 4.3 hereof, the Back-up Manager shall comply with the provisions of this Agreement until the acceptance of appointment and commencement of the Back-up Manager’s duties by a successor Back-up Manager. Any such successor Back-up Manager shall be appointed by the Requisite Global Majority.

ARTICLE V

NO FORCE MAJEURE

The obligations of each of the Issuer, Manager, and Back-up Manager under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.

ARTICLE VI

INDEMNIFICATION

SECTION 6.1                                                                  The Issuer and the Manager each agree to, and hereby do, severally (as to Claims arising as a result of such Person’s action, inaction or breach) defend, indemnify, and hold harmless the Back-up Manager, its successors and assigns, and its and their respective officers, directors, employees, and agents (each of the foregoing, a “Back-up Manager Indemnified Party”) from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each a “Claim”) incurred by or asserted against such Back-up Manager Indemnified Party to the extent resulting, arising from or related to this Agreement, the Management Agreement, any Related Document or the transactions contemplated thereby, including but not limited to those resulting or arising from (a) an action or inaction by such Issuer or Manager, as the case may be, that is contrary to the terms of any Related Document, (b) a breach by the Issuer or Manager, as the case may be, of its representations and covenants set forth in any Related Document which results in a Material Adverse Change, or (c) any information certified in any schedule or report delivered by the Issuer or Manager, as the case may be, being untrue in any material respect as of the date of such certification, except for Claims which arise out of a Back-up Manager Indemnified Party’s willful misconduct, gross negligence, or failure to comply with or perform its obligations under this Agreement or the Management Agreement, provided, that the foregoing indemnity shall in no way be deemed to impose on the Issuer or the Manager any obligation to reimburse a Back-up Manager Indemnified Party for losses to the extent arising from the failure of the related obligor on a User Contract to make contract payments and other service-related payments. The Back-up Manager subordinates its Claims against the Issuer under this Section 6.1 to all Claims which have priority in payment under the provisions of the Indenture, and further agrees that any such Claims shall (a) be nonrecourse to the Issuer, (b) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to the provisions of the Indenture, and (c) not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.

SECTION 6.2                                                                  The Back-up Manager agrees to, and hereby does, defend, indemnify, and hold harmless the Issuer, the initial Manager, each Entitled Party, and its and their respective officers, directors, employees and agents (each of the foregoing, an “Indemnified Party”) from and against any and all Claims incurred by or asserted against such Indemnified Party to the extent resulting or arising from (a) an action or inaction by the Back-up Manager that is contrary to the terms of this Agreement or the Management Agreement, (b) a breach by the Back-up Manager of its representations and covenants set forth in this Agreement which results in a Material Adverse Change, or (c) any information certified in any schedule or report delivered by the Back-up Manager being untrue in any material respect as of the date of such certification, except for Claims which arise as a result of an Indemnified Party’s willful misconduct, gross negligence, or failure to comply with or perform its obligations under any Related Document, provided that the foregoing indemnity shall in no way be deemed to impose on the Back-up Manager any obligation to reimburse an Indemnified Party for losses arising solely from the financial inability of the related User on a User Contract to make contract payments and other service-related payments.

SECTION 6.3                                                                  The rights and obligations of the Back-up Manager Indemnified Parties and the Indemnified Parties under this Section 6 shall survive the resignation or removal of the Back-up Manager and the termination of this Agreement.

ARTICLE VII

NO BANKRUPTCY PETITION AGAINST ISSUER

The Back-up Manager will not, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding Obligations under the Indenture and all Supplements, institute against the Issuer, or join any other Person in instituting against the Issuer, an Insolvency Proceeding. This Section 7 shall survive the resignation of the Back-up Manager and the termination of this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SECTION 8.1                                                                  The Back-up Manager represents and warrants to the Manager, each Entitled Party and the Issuer that:

(a)                                 The Back-up Manager is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b)                                 The Back-up Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters contemplated hereby. This Agreement has been duly executed and delivered by the Back-up Manager. Upon due execution and delivery hereof by the other parties hereto this Agreement will constitute the valid, legally binding, and enforceable obligation of the Back-up Manager, subject to bankruptcy, insolvency, moratorium, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c)                                  The Back-up Manager has not breached its certificate of incorporation or by-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any Applicable Laws in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement.

SECTION 8.2                                                                  The Issuer represents and warrants to the Manager, the Indenture Trustee, the Deal Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Back-up Manager that:

(a)                                 It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware;

(b)                                 It has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite authorizations have been given for it to enter into this Agreement and to perform all the matters contemplated hereby. Upon due execution and delivery hereof, this Agreement will constitute the valid, legally binding and enforceable obligation of the Issuer, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c)                                  It has not breached its organizational documents or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and affairs or any Applicable Laws in such a manner as would in any such case result in a Material Adverse Change.

SECTION 8.3                                                                  The Manager represents and warrants to the Indenture Trustee, the Deal Agent, each Series Enhancer, the Back-up Manager, each Interest Rate Hedge Provider and the Issuer that:

(a)                                 The Manager is a corporation duly organized, validly existing and in good standing under the laws of Texas;

(b)                                 The Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters contemplated hereby. Upon due execution and delivery hereof this Agreement will constitute the valid, legally binding and enforceable obligation of the Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c)                                  The Manager has not breached its certificate of incorporation or by-laws or any other agreement to which it is a party or by which it or its property is bound in the course of conduct of its business and corporate affairs or any Applicable Laws in such manner as would in any such case (x) result in a Material Adverse Change or (y) have a material adverse effect on the rights and remedies of the Issuer hereunder.

ARTICLE IX

GENERAL

SECTION 9.1                                                                  All demands, notices and communications hereunder shall be in writing and personally delivered or sent by facsimile (with subsequent telephone confirmation of receipt thereof) or sent by internationally recognized overnight courier service, to the following addresses:

To Manager:	Universal Compression, Inc
4444 Brittmoore Road
Houston, Texas 77041
Telephone: (713) 335-7295
Facsimile: (713) 446-6720
Attention: J. Michael Anderson

To Issuer:	UCO Compression 2005 LLC
4444 Brittmoore Road
Houston, Texas 77041
Telephone: (713) 335-7295
Facsimile: (713) 446-6720
Attention: J. Michael Anderson

To Back-up Manager:	Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
Telephone: (309) 675-1000
Facsimile: (309) 675-6620
Attention: General Counsel

To the Indenture Trustee:	Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Telephone: (612) 667-7181
Facsimile: (612) 667-3464
Attention: Corporate Trust Services -Asset-
Backed Administration

To the Deal Agent:	Wachovia Capital Markets LLC
Structured Asset Finance
301 S. College St., Mailcode: NCO610
Charlotte, North Carolina 28288-0610
Telephone: (704) 383-8608
Facsimile: (704) 374-3254
Attention: Manoj Kumar

To any Series Enhancer:	At the address as set forth in the related Enhancement Agreement

To the Rating Agencies:	Standard & Poor Ratings Group
55 Water Street, 40th Floor
New York, New York 10041-0003
Telephone: (212) 425-7025
Facsimile: (212) 208-1393

Moody’s Investors Services
99 Church Street, 4th Floor
New York, New York 10007
Telephone: (212) 553-0300
Facsimile: (212) 553-0574
Attention: Asset Backed Monitoring Group

To any Interest Rate Hedge
Provider:	At the address as set forth in related Interest Rate Swap
Agreement

Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy or email, or (c) when delivered, if delivered by hand or certified first class mail, return receipt requested. Each party delivering a notice hereunder shall deliver a copy of such notice to the Deal Agent at the address set forth above.

SECTION 9.2                                                                  If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, or default in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorney fees and other reasonable costs incurred in connection therewith.

SECTION 9.3                                                                  The Back-up Manager, the Issuer, and the Manager shall each perform such further acts and execute such further documents as may be necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

SECTION 9.4                                                                  If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

SECTION 9.5

(a)                                 This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Issuer, the Manager, and the Back-up Manager, and their respective successors in interest and permitted assigns; provided, however, that:  (i) this Agreement and the rights and duties of the Back-up Manager hereunder may not be assigned by the Back-up Manager to any other Person, other than to an Affiliate of the Back-up Manager, without the prior written consent of the Issuer and the Indenture Trustee (at the written direction of the Requisite Global Majority), and (ii) the Issuer may charge, assign, pledge, or hypothecate their rights (but not their obligations) under this Agreement as provided herein. The Back-up Manager hereby acknowledges that the Issuer will assign all of its right, title, and interest under this Agreement to the Indenture Trustee, each Series Enhancer and the beneficiaries under the Indenture will each be a beneficiary of such assignment. The Back-up Manager hereby consents to such assignment. The Back-up Manager shall give the Rating Agencies prior written notice of any assignment of the Back-up Manager’s rights or obligations hereunder effected pursuant to this Section 9.5.

(b)                                 Any Person (i) into which the Back-up Manager may be merged or consolidated, (ii) which may result from any merger or consolidation to which the Back-up Manager shall be a party, or (iii) which may succeed to the properties and assets of the Back-up Manager substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Back-up Manager hereunder, shall be the successor to the Back-up Manager under this Agreement without further act on the part of any of the parties to this Agreement. In the event that the resulting entity is not acceptable to any Series Enhancer in its sole discretion, the Back-up Manager, upon written request of any Series Enhancer, shall resign from its obligations and duties under this Agreement. Such resignation shall not become effective until a successor Back-up Manager, appointed by the Requisite Global Majority, has accepted such appointment.

(c)                                  Notwithstanding any provision of this Section 9, the Back-up Manager may subcontract its duties under this Agreement or the Management Agreement to any qualified and recognized industry participant to perform the duties of the Back-up Manager or the Replacement Manager, with the prior written consent of each Series Enhancer; provided that the Back-up Manager shall remain responsible notwithstanding such subcontractor. On the Effective Date, the Back-up Manager shall engage Compressor Systems, Inc. as a subcontractor, which such subcontractor is acceptable to the Series Enhancers.

SECTION 9.6                                                                  Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver hereof.

SECTION 9.7                                                                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.8                                                                  This Agreement and the appendices attached hereto represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Requisite Global Majority. The Back-up Manager shall send prior notice of any amendment or modification to the Rating Agencies.

SECTION 9.9                                                                  If Caterpillar or any successor Back-up Manager becomes the Replacement Manager, a new Back-up Manager shall be appointed by the Series Enhancers, at their option, and approved by the Replacement Manager.

SECTION 9.10                                                           This Agreement may be signed in counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

SECTION 9.11                                                           Any signature required with respect to this Agreement may be provided via facsimile; provided that the originals of such signatures are supplied by each party to the other party promptly thereafter.

SECTION 9.12                                                           THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.13                                                           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE BACK-UP MANAGER, THE MANAGER OR THE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, STATE OF NEW YORK AND THE MANAGER, THE BACK-UP MANAGER, AND THE ISSUER EACH HEREBY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, EACH OF THE PARTIES HERETO EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING EACH OF THE PARTIES HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE PARTIES HERETO EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE PARTIES HERETO SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE PARTIES HERETO SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SERIES ENHANCERS AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

SECTION 9.14                                                           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15                                                           To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

SECTION 9.16                                                           The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of a financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

SECTION 9.17                                                           The Back-up Manager and Manager hereby irrevocably and unconditionally waive all right of set-off that they may have under contract (including this Agreement), Applicable Law, or otherwise with respect to any funds or monies of the Issuer, at any time held by or in the possession of the Back-up Manager.

SECTION 9.18                                                           THE BACK-UP MANAGER SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO THE ISSUER, THE MANAGER, AND/OR TO ANY OTHER PARTY CLAIMING RIGHTS UNDER THIS AGREEMENT AND/OR THE MANAGEMENT

AGREEMENT FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT THE BACK-UP MANAGER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 9.19                                                           Each of the Indenture Trustee, the Deal Agent, and each Series Enhancer shall be third party beneficiaries of this Agreement and shall be entitled to enforce the rights and obligations of the Manager and the Back-up Manager hereunder as though it were a party thereto. Each party hereto agrees that, if the Indenture Trustee shall fail to act hereunder as directed by the Requisite Global Majority at any time at which it is so required hereby or by any Related Document, then the Requisite Global Majority shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee in accordance with the terms of this Agreement and, in the event any party receives instructions from both the Indenture Trustee and the Requisite Global Majority, such party may act on and rely upon the instructions from the Requisite Global Majority.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL COMPRESSION, INC.

By:	/s/ J. Michael Anderson
J. Michael Anderson, Senior Vice President and
Chief Financial Officer

UCO COMPRESSION 2005, LLC

By:	/s/ J. Michael Anderson
J. Michael Anderson, Senior Vice President and
Chief Financial Officer

CATERPILLAR INC.

By:	/s/ James J. Parker
Name:	James J. Parker
Title:	Vice President

EXHIBIT “B”

Exceptions and/or Modifications to Provisions of the Management Agreement to be effective on the Management Replacement Date:

1.             Except as set forth in this Exhibit “B” or where references are to “Universal”, “UCI” or “Universal as Manager” or similar language which is intended to only apply to UCI or its Affiliates, all references in the Management Agreement to Manager shall refer to Caterpillar (or any appointed subcontractor), and such terms shall be amended mutatis mutandis.

2.             All obligations of  UCI, as the initial Manager, to pay expenses of the Issuer and each Entitled Party during a Trigger Event shall remain the obligation of UCI.

3.             Section 9.10 shall be amended to require the Issuer to bear all expenses associated with any Appraisals.

4.             The following sections will be deleted in their entirety:  Sections 5.2(b), 5.7(d), 5.13, 5.14, 9.1(g), 9.1(m), 9.1(n), 9.1(o), and 9.11.

5.             Section 4.2 will be amended to only require the Manager to pay and discharge Lien Claims that result from claims of Persons against the Manager resulting from an act or omission by the Manager or the Manager’s willful misconduct, negligence or failure to perform its duties or obligations under the Management Agreement in accordance therewith.

6.             Section 5.7 will be amended to require the Manager to cause to be obtained at the expense of the Issuer, the insurance required in Sections 5.7(a) through 5.7(c).

7.             Section 5.8 will be amended to only require indemnification from the Manager of the obligations required therein to the extent the resulting Taxes and Impositions were caused by the gross negligence or willful misconduct of the  Manager.  In addition, the following two (2) sentences shall be inserted between the second (2nd) and third (3rd) sentences of Section 5.8:

“The Manager will calculate the amount of Impositions due that are not Excluded Payments and submit such calculations to the Issuer and the Indenture Trustee, to be included as part of the Operations Fee.  Following the delivery of such calculations and the payment of such amounts to the Manager pursuant to either a distribution under Section 302(c) at the Manager’s request or on the next Payment Date pursuant to Section 302(d) or 302(e) of the Indenture, as applicable, the Manager will promptly pay all such amounts to the appropriate Governmental Authority.”

8.             Sections 5.11, 9.2 and 19.8 will be amended to reflect Caterpillar’s offices in lieu of UCI’s address.

9.             Section 7.1(a) is deleted in its entirety and the following is inserted in substitution thereof:

(a)           After the delivery of the Manager Termination Notice and on or prior to the Management Replacement Date, the Manager agrees to set up and maintain the ABS Lockbox Account.  The Manager agrees to enter into any lockbox agreement and control agreement in connection with such ABS Lockbox Account as may be required by the Requisite Global Majority in its sole but reasonable discretion.  Once the ABS Lockbox Account is established, UCI and the Manager agree to cooperate to contact all Users of the Owner Compressors and notify them of the change in payment address from the Lockbox Account to the ABS Lockbox Account.  The Manager

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agrees to promptly return to UCI all receipts, receivables, proceeds and other collections it may receive which is not related to Securitization Collateral.  UCI agrees to promptly deposit to the ABS Lockbox Account all receipts, receivables, proceeds and other collections it may receive which is Securitization Collateral.”

10.          Section 7.3 is deleted in its entirety and the following is inserted in substitution thereof:

“The Manager shall be entitled to request withdrawals (and the Indenture Trustee upon written notice from the Manager shall make such withdrawals) of the Operations Fee, S&A Fee and Overhaul Fee from the Collection Account in accordance with Section 302 of the Indenture.

11.          Section 9.1(a) will be deemed satisfied by Caterpillar if Caterpillar shall have timely made the information required by Section 9.1(a) available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.cat.com); provided, however, that if any Series Enhancer or Indenture Trustee is unable to access EDGAR or Caterpillar’s home page on the worldwide web or is unable to access such information from such sources, Caterpillar agrees to provide such Series Enhancer or Indenture Trustee, as the case may be, with paper copies of the information required to be furnished pursuant to Section 9.1(a) promptly following notice from such Series Enhancer or Indenture Trustee, as the case may be.  Information required to be delivered pursuant to Section 9.1(a) shall be deemed to have been delivered on the date on which Caterpillar provides notice to the Series Enhancers and Indenture Trustee that such information has been posted on “EDGAR” or Caterpillar’s website or another website identified in such notice and accessible by the Series Enhancers or Indenture Trustee without charge (and Caterpillar hereby agrees to provide such notice).  In the event that Caterpillar is no longer required to file quarterly or annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act, Caterpillar agrees to provide each Series Enhancer and Indenture Trustee with paper copies of the information required to be furnished pursuant to Section 9.1(a) when and as if Caterpillar was required to file such quarterly and annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act.

12.          Section 9.1(l) will be modified to reflect that such notice shall be required only in connection with a Manager Default.

13.          Sections 9.3 will be modified to reflect that the inspection right described in clause (ii) of the last sentence of such Section shall be at the expense of the Issuer.

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EXHIBIT “C”

Back-Up Manager Transition Plan

The Fleet Management process involves three primary activities

I. Marketing and Remarketing of Contract Compression as units become available.

II.        Maintenance, operation and periodic overhauls of compression units

III.      Billing and collection of Contract Compression payments in accordance with contract terms.

I.         MARKETING

•      Utilization rates are relatively consistent for both Universal and across the industry

•      A limited number of people are needed for marketing duties.

•      Universal currently employs 35-40 sales people for it’s entire domestic fleet operations. The ABS fleet represents approximately 25% of the domestic fleet.

•      The marketing force required is more a function of the customer base and it’s geographic dispersion rather than the number of units.

•      CSI has substantial geographic and customer overlap with Universal and would have to add a minimal number of people, approximately (10-15), to market the ABS fleet units.

•      The sales staff and equipment of the companies within the industry are well known to each other.  A number of the sales people  have worked for multiple companies within the industry.

•      With a large percentage of the Securitized Units operating under contract at any given time, any remarketing efforts required due to a change of the Manager would be gradual and therefore minimize the impact.

•      A gas producer generally incurs large costs and production delays to swap out a compressor unit.

•      With a limited number of Contract Compression providers, all operating at relatively high utilization rates, a producer would have a high degree of difficulty finding replacement units.

•      Universal would be prohibited from replacing a Securitization unit for a period of time.

•      The Trustee maintains current schedules of all contracts, customer and billing information.

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II.            MAINTENANCE

•      The Trustee holds the current maintenance information

•      Caterpillar’s dealer network currently services compressor equipment and the majority of Universal’s compressor engines are manufactured by Caterpillar.

•      There is a high degree of similarity between the ABS fleet units and the 425,000 horsepower owned, leased and maintained by CSI.

•      CSI has over 550 employees, including approximately 240 technicians.

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•      CSI would require approximately 300 additional technicians to service the ABS fleet, most of whom could be acquired from Universal.

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III.          BILLING & COLLECTION

•      The Trustee will hold current billing and customer information.

•      Substantial overlap of customers .

•     Collections requires minimal resources

•      A majority of the large customers are investment grade.

•      Billing process is automated.

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•      Ability to interrupt gas flow of producer for non-payment leads to few collection problems.

•      No additional billing or collection staff required.

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